Exhibit 10.34

STATEMENT OF WORK
QH-004

This Statement of Work (“SOW”), by and between Touchpoint Metrics, Inc. (“the Company”) and Quadrant Homes (“Client”) effective as of the later date signed below (“Effective Date”), will serve as Client’s approval for the Company to begin work on the following project described below:

Project Name: Marketing Automation Platform Implementation

Project Description: Marketing automation platform implementation as follows:
1.	Articulate benefits of marketing automation platform, and conduct comparative analysis of alternates for Client review and selection,
2.	Negotiate optimal terms with selected platform provider, which are to include key staff and partner training,
3.	Create necessary domain settings with Client IT resources to serve as landing pages and ensure high email deliverability,
4.	Utilize JavaScript tracking codes and on-page lead forms to integrate with Client website,
5.	Develop and test landing page and email templates customizable through familiar, point-and-click interface,
6.	Perform required lead syncing and data sanitization administrative tasks, as needed,
7.	Implement, test, and launch lead nurturing campaigns,
8.	Establish lead scoring rubric and mechanisms, and
9.	Build out notification and reporting system for landing page and email performance, lead sources, and sales pipeline.

Budget Estimate:

$20,000 (Based on 10 days).

The Company’s budget estimate is based on an estimate of the actual time and resources required to complete the SOW, based on a flat, blended rate of $250.00 per hour. While an estimate, unless any variance is greater than +/- 15 percent of estimated time, or the scope of work varies, these fees will not change.

In addition, fees will be modified only if authorized by the Client in advance, through a signed Estimated Addendum, of such fees being incurred. Estimated fees will be reviewed monthly against actual time spent and fees incurred.

Recurring monthly licensing fees (~$2,000 per month depending on vendor selected and actual lead volume) are not included, and – while coordinated by MCorp – would be contracted with the platform provider, and billed to Quadrant.

Payment Schedule:
Upon the Effective Date, an amount equal to one-half of the total amount of fees specified in the Budget Estimate (i.e., Twenty thousand U.S. Dollars ($20,000) (the “Project Fee Total”) will be invoiced and due upon receipt of such invoice ($10,000).  The second and final invoice for the remaining one-half of the Project Fee Total ($10,000) will be sent upon delivery of all deliverables specified in the Project Description.  All invoices, except the initial invoice which is due upon receipt, are due Net 15 days.

Out-of-Pocket Expenses:
Out-of-pocket expenses include (but are not limited to) color outputs, copies, deliveries, sample acquisition or remuneration, phone, travel, etc. All out-of-pocket expenses are billed at cost, and are estimated not to exceed 10% of Project Fee Total. If the demands of the project dictate expenses that exceed this, then written approval will be obtained from Client in advance of these expenses being incurred. Out-of-pocket expenses $5,000 and up that are agreed to in advance by Client are subject to a 50% deposit, payable to the Company prior to ordering the service.

Approvals:
The current authorized approval source for Client is Ken Krivanec.

Terms and Conditions:
This SOW is entered under and pursuant to the Services Agreement between the Company and the Client (“Agreement”) dated November 30, 2012, and is subject to all the terms and conditions of that Agreement.

For the Company	Accepted for Client

MICHAEL HINSHAW	KEN KRIVANEC
Signature	Signature

Michael Hinshaw, President	Ken Krivanec, President

4/8/13
April 2, 2013	Date

Statement of Work – QH-004                                                                                                   Page 2 of 2